Exhibit 99

Movano Health Provides Business Update and Reports First Quarter 2023 Financial Results

Conference call begins at 9:00 a.m. Pacific time today

Pleasanton, Calif. – May 15, 2023 – Today, Movano Health (Nasdaq: MOVE), a purpose-driven healthcare solutions company at the intersection of medical and consumer devices and makers of the Evie Ring, reported financial results for the three months ending March 31, 2023 and provided a business update.

Key highlights from the first quarter and recent weeks include:

●	The Company announced publicly for the first time that it plans to make the Evie Ring available for purchase in September 2023 for $269 with no subscription.

●	Movano Health’s regulatory team continues to make good progress on its 510(k) submission for the Evie Ring’s heart rate and blood oxygen saturation (SpO2) data and plans to submit the required documentation to the FDA in June 2023. The Company is prepared to launch the Evie Ring as a wellness device and then transition to a medical device later on if it has not received a decision from the FDA by its planned launch date.

●	In the four months since announcing the Evie Ring at CES in January 2023, the Company has used a combination of organic press and a strategic multi-channel paid and organic social campaign to attract nearly 500,000 website visits and more than 80,000 people have signed up to receive updates about the Evie Ring. The impressive lead list combined with a strong engagement rate on social media is a very positive sign for conversion potential.

●	Movano Health completed its first set of beta programs with four partners, providing the Company with valuable feedback that is being implemented to enhance the Evie Ring user experience.

●	The Company is preparing to commence a second round of beta programs by early July 2023 with a new group of partners, including a global athletic apparel company and two additional leading global medical device companies.

●	As of tomorrow, the Company will have completed a three-week blood pressure clinical trial, which included more than 50 subjects and incorporated for the first time the Company’s proprietary radio-frequency (RF) single-chip solution. Movano Health expects to analyze the results of the blood pressure clinical study through the remainder of the second quarter and plans to conduct a glucose clinical trial using the same RF enabled technology in the near future.

“It has only been 18 months since we made the strategic decision to commercialize a smart ring designed for women that qualifies for FDA clearance. To go from ideation to a well-designed and medical-grade wearable solution at such a rapid pace has been no small feat,” said John Mastrototaro, CEO of Movano Health. “We’re working through the final stages of development before the planned commercial launch in September, and we’re excited to share the comprehensive and differentiated solution with the world. We carefully considered the right time for a commercial launch and believe September gives us time to ensure we’re putting out a high quality, well-tested product while also balancing speed to market and seasonality. Launching Evie will be a massive step in building the foundation of our platform to provide people with the essential data they need to understand the full picture of their health.”

Movano Health details more information on the key highlights from the first quarter of 2023 and recent weeks below:

Today, the Company announced that it plans to make the Evie Ring available for purchase in September of this year for a flat fee of $269 with no subscription. Movano Health believes this launch timing and highly competitive and attractive price point will set the Company up for success once the device is ready for sale.

The Company is making good progress on its first 510(k) submission to the FDA for heart rate and SpO2 data and expects to make the submission in June 2023. In its Q4 2022 pivotal hypoxia study, the Evie Ring’s heart rate and SpO2 accuracy measurements were in line with the FDA’s requirements. Recently the Company completed a more comprehensive heart rate evaluation on the bench per FDA guidelines to evaluate the system in measuring heart rates from 40 to 240 beats per minute. The results demonstrated excellent accuracy with errors of less than 1 beat per minute. The September timing of the Evie Ring launch may or may not sync with an FDA clearance. Regardless, Movano Health is prepared to launch the Evie Ring as a wellness device and then transition to a medical device upon receiving clearance.

Interest in the Evie Ring has far exceeded the Company’s expectations. Announcing Evie at The Consumer Electronics Show in January 2023 ignited strong interest, and now Movano Health is building upon that earned awareness with a strategic multi-channel paid and organic social campaign. In the four months since the Evie Ring was announced, close to half a million people have visited EvieRing.com and over 80,000 people have signed up for the Evie newsletter. This demand signals potential for a strong conversion rate once the device is ready for sale. To bolster the upcoming launch of the Evie Ring and continue to grow its follower base, Movano Health plans to invest in influencer partnerships, celebrity endorsements, gifting, ad campaigns and content creation and is building a panel of expert medical advisors to lend their expertise on future product features.

The Company completed its first set of Evie Ring beta programs with four partners including Novant Health, Stanford University, a major global pharmaceutical company and a leading patient-focused medical device company. The beta programs have been a critical exercise in readying the Evie Ring for commercialization.

Movano Health is incorporating the learnings from the first beta into a second round of beta programs, which are set to commence by early July 2023 and will include a global athletic apparel company and two additional leading global medical device companies.

In addition to preparing for the commercialization of the Evie Ring, Movano Health is also advancing its proprietary and patented System-on-a-Chip, which uses radio frequency technology to estimate blood pressure without a cuff and blood glucose non-invasively. Over the past three weeks, ending tomorrow, Movano Health will have completed its first blood pressure clinical trial using the single chip solution on more than 50 volunteers at the Movano Health Clinical Lab. Analysis of the results will take place over the next few weeks, and the Company expects the quality of the data signals to be a meaningful improvement over previous prototypes, allowing for further refinement of blood pressure algorithms. Movano Health is planning to use the same single chip prototype in a glucose clinical trial in late spring or early summer.

First Quarter 2023 Financial Results and Recent Capital Markets Activity

●	Movano Health reported a net loss of $7.1 million and a loss of $(0.19) per basic and diluted share, in the first quarter of 2023, compared with a net loss of $6.9 million and a loss of $(0.21) per basic and diluted share, in the first quarter of 2022.

●	The Company reported an operating loss of $7.2 million in the first quarter of 2023 compared to an operating loss of $6.9 million in the first quarter of 2022.

●	Movano Health is a development stage company and the majority of its business activities to date and planned future activities will be devoted to research and development. As such, the Company did not generate revenue in either the first quarter of 2023 or the first quarter of 2022.

●	The Company had $14.3 million in cash and cash equivalents as of March 31, 2023, compared to $10.8 million in cash and cash equivalents as of December 31, 2022.

●	During the first quarter of 2023, Movano Health issued 7.7 million shares of common stock, primarily through an underwritten public offering of 5.3 million shares of its common stock and warrants to purchase up to 2.7 million shares of common stock (resulting in gross proceeds to the Company of $7.5 million), and issued 2.1 million shares of common stock via the Company’s $50 million at-the-market (ATM) issuance facility (totaling $2.8 million in net proceeds).

●	The total number of shares outstanding was 41,377,867 as of March 31, 2023.

Conference Call and Webcast

Management will host a conference call and live audio webcast to discuss these results and provide a business update today at 9:00 a.m. PDT (12:00 p.m. EDT).

Attendees can access the live webcast here or on the investors section of Movano Health’s website at https://ir.movano.com. The conference call can be accessed by dialing 1-877-407-0989 (domestic) or +1- 201-389-0921 (international). Attendees can also use the Call Me link, in which they will be dialed in to the conference call instantly on the number provided with no hold time. An archived webcast will be available on Movano Health’s website approximately one hour after the completion of the event and for two years thereafter.

To learn more about Movano Inc., please visit https://movanohealth.com/

Investor Contact:

J. Cogan, CFA

CFO of Movano Inc.
ir@movano.com

About Movano Health

Founded in 2018, Movano Inc. (Nasdaq: MOVE) dba Movano Health is developing a suite of purpose-driven healthcare solutions to bring medical-grade, high-quality data to the forefront of consumer health devices. Featuring modern form factors, Movano Health’s devices capture a comprehensive picture of a person’s vital health information and uniquely translate the data into personalized and intelligent insights that empower consumers to live healthier and more balanced lives. Movano Health’s end-to-end solutions will soon enable consumers, caretakers, and healthcare professionals to utilize daily medical-grade data as a tool to proactively monitor and manage their health.  For more information on Movano Health, visit https://movanohealth.com/.

Movano Health’s Evie Ring, which is specifically designed to address women’s health concerns, is expected be available for purchase in September 2023. To stay up to date on Evie’s launch, visit https://eviering.com/.

Forward Looking Statements

This press release contains forward-looking statements concerning our expectations, anticipations, intentions, beliefs, or strategies regarding the future. These forward-looking statements are based on assumptions that we have made as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results, conditions, and events to differ materially from those anticipated. Therefore, you should not place undue reliance on forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results; product development and features, product releases, clinical trial, and regulatory initiatives; our strategies, positioning and expectations for future events or performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, and in our other reports filed with the Securities and Exchange Commission, including under the caption “Risk Factors.”  Any forward-looking statement in this release speaks only as of the date of this release. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Movano Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)
(Unaudited)

	March 31,	December 31,
	2023	2022

ASSETS
Current assets:
Cash and cash equivalents	$14,269	$10,759
Payroll tax credit, current portion	289	379
Prepaid expenses and other current assets	669	508
Total current assets	15,227	11,646
Property and equipment, net	418	443
Payroll tax credit, noncurrent portion	667	667
Other assets	442	487
Total assets	$16,754	$13,243

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$540	$557
Other current liabilities	4,800	4,421
Total current liabilities	5,340	4,978
Noncurrent liabilities:
Early exercised stock option liability	102	136
Other noncurrent liabilities	168	214
Total noncurrent liabilities	270	350
Total liabilities	5,610	5,328

Stockholders’ equity:
Common stock	4	3
Additional paid-in capital	113,333	103,009
Accumulated deficit	(102,193)	(95,097)
Total stockholders’ equity	11,144	7,915
Total liabilities and stockholders’ equity	$16,754	$13,243

Movano Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2023	2022
OPERATING EXPENSES:
Research and development	$3,894	$4,591
Sales, general and administrative	3,309	2,347
Total operating expenses	7,203	6,938
Loss from operations	(7,203)	(6,938)

Other income (expense), net:
Interest and other income, net	107	6
Other income (expense), net	107	6

Net loss	$(7,096)	$(6,932)

Net loss	$(7,096)	$(6,932)
Other comprehensive loss:
Change in unrealized loss on available-for-sale securities	—	(19)
Total comprehensive loss	$(7,096)	$(6,951)

Net loss per share, basic and diluted	$(0.19)	$(0.21)

Weighted average shares used in computing net loss per share, basic and diluted	37,541,070	32,744,004